Exhibit 99.1

Press Release		II-VI Incorporated
375 Saxonburg Boulevard
Saxonburg, Pennsylvania 16056
Telephone (724) 352-4455

Release Date: August 8, 2005	Contact:	Craig A. Creaturo
Chief Financial Officer and Treasurer
(724) 352-4455
ccreaturo@ii-vi.com
Homepage: www.ii-vi.com

II-VI INCORPORATED

SETS NEW RECORDS FOR

FOURTH QUARTER AND FISCAL YEAR 2005

REVENUES AND EARNINGS

PITTSBURGH, PA., August 8, 2005 — II-VI Incorporated (NASDAQ: IIVI) today reported results for its fourth quarter and fiscal year ended June 30, 2005. Net earnings for the quarter were a record $6,830,000 ($0.23 per share-diluted). These results compare with net earnings of $6,024,000 ($0.20 per share-diluted) in the fourth quarter of last fiscal year. For the fiscal year ended June 30, 2005, net earnings were a record $24,843,000 ($0.83 per share-diluted). This compares with net earnings of $17,337,000 ($0.59 per share-diluted) last fiscal year. These results include contributions from Marlow Industries, Inc. (Marlow), the Company’s recently acquired subsidiary, during the quarter and in seven of the twelve months ended June 30, 2005.

All per share data for this quarter and former periods cited in this press release have been adjusted to account for the two-for-one split of the Company’s common shares paid as a stock dividend to shareholders of record on March 2, 2005 and distributed on March 22, 2005.

Bookings for the quarter increased 10% to $50,436,000 compared to $45,702,000 in the fourth quarter of last fiscal year. Bookings for the year ended June 30, 2005 increased 15% to $187,776,000 from $162,775,000 last fiscal year. Bookings are defined as customer orders received that are expected to be converted into revenues during the next 12 months. Bookings for the year ended June 30, 2005 exclude approximately $11.7 million in backlog received from Marlow at the time of its acquisition by the Company.

Revenues for the quarter increased 33% to a record $57,007,000 from $42,990,000 in the fourth quarter of last fiscal year. Revenues for the year ended June 30, 2005 increased 29% to a record $194,040,000 from $150,848,000 last fiscal year.

Francis J. Kramer, president and chief operating officer said, “We are pleased to report II-VI’s financial and operational achievements in both the quarter and fiscal year ended June 30, 2005. Double-digit growth in bookings and revenues for our infrared optics and near-infrared optics products for the year attests to strong customer demand, while the acquisition of Marlow further accelerated growth. We continue to increase our manufacturing capacity to meet demand and have nearly completed significant facility expansions in Saxonburg, Pennsylvania and Singapore, as well as a new production site in Vietnam. We expect fiscal year 2006 to be another year of solid performance by II-VI.”

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II-VI Incorporated

August 8, 2005

Segment Bookings and Revenues

Bookings for the quarter for infrared optics increased 16% to $26.8 million from $23.1 million in the fourth quarter of last fiscal year. Bookings for the fiscal year ended June 30, 2005 for infrared optics increased 13% to $102.0 million from $90.4 million last fiscal year. Revenues for the quarter for infrared optics increased 16% to $28.2 million from $24.2 million in the fourth quarter of the last fiscal year. Revenues for the year ended June 30, 2005 for infrared optics increased 16% to $101.3 million from $87.7 million last fiscal year.

Bookings for the quarter for near-infrared optics decreased 36% to $7.4 million from $11.5 million in the fourth quarter of last fiscal year; bookings for the year-ago quarter included approximately $2.7 million of orders for the UV filter product line while none were received in the just completed quarter. Bookings for the year ended June 30, 2005 for near-infrared optics increased 11% to $33.5 million from $30.2 million last fiscal year. Revenues for the quarter for near-infrared optics increased 16% to $9.1 million from $7.9 million in the fourth quarter of the last fiscal year. Revenues for the year ended June 30, 2005 for near-infrared optics increased 32% to $33.9 million from $25.8 million last fiscal year.

Bookings for the quarter for military infrared optics increased 9% to $9.5 million from $8.7 million in the fourth quarter of the last fiscal year. Bookings for the year ended June 30, 2005 for military infrared optics decreased 14% to $25.0 million from $29.2 million last fiscal year. Revenues for the quarter for military infrared optics increased 15% to $8.3 million from $7.3 million in the fourth quarter of the last fiscal year. Revenues for the year ended June 30, 2005 for military infrared optics increased 8% to $27.3 million from $25.3 million last fiscal year.

Bookings for the quarter for the “Compound Semiconductor Group” (primarily the Marlow Industries, Inc. subsidiary, the eV PRODUCTS division and the Wide Bandgap Materials group) were $6.7 million, including $6.9 million from Marlow, compared to $2.3 million in the fourth quarter of the last fiscal year. During the quarter the eV PRODUCTS division received order cancellations of approximately $1.9 million. Bookings for the year ended June 30, 2005 for this group were $27.3 million, including $17.3 million from Marlow, compared to $13.0 million last fiscal year. Revenues for the quarter from this group were $11.3 million, including $8.2 million of revenues from Marlow, compared to $3.6 million in the fourth quarter of last fiscal year. Revenues for the year ended June 30, 2005 for this group were $31.5 million, including $19.8 million from Marlow, compared to $12.1 million last fiscal year.

Outlook

For the first fiscal quarter ending September 30, 2005, the Company currently forecasts revenues to range from $54 million to $55 million and earnings per share to range from $0.19 to $0.20. For the fiscal year ending June 30, 2006, the Company expects revenues to range from $216 million to $222 million and earnings per share to range from $0.84 to $0.88. Earnings per share guidance for the quarter ending September 30, 2005 and fiscal year ending June 30, 2006 reflects implementation of Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share-Based Payment” (FAS 123(R)). FAS 123(R) requires expensing the calculated fair value of incentive stock options. This non-cash stock option charge currently is expected to reduce earnings per share by approximately $0.01 to $0.02 in the quarter ending September 30, 2005 and approximately $0.06 to $0.08 in the fiscal year ending June 30, 2006. As discussed in more detail below, actual results may differ from these forecasts due to numerous factors including changes in product demand, competition and general economic conditions.

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II-VI Incorporated

August 8, 2005

Webcast Information

The Company will host a conference call at 10:00 a.m. Eastern Time on Tuesday, August 9, 2005 to discuss these results. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at www.ii-vi.com as well as at http://phx.corporate-ir.net/playerlink.zhtml?c=65340&s=wm&e=1109630. Please allow extra time prior to the call to visit the site and, if needed, download the media software required to listen to the Internet broadcast. A replay of the webcast will be available for 2 weeks following the call.

Headquartered in Saxonburg, Pennsylvania, II-VI Incorporated designs, manufactures and markets optical and opto-electronic components, devices and materials for infrared, near-infrared, visible light, x-ray and gamma ray instrumentation. The Company’s infrared optics business manufactures optical and opto-electronic components sold under the II-VI brand name and used primarily in CO2 lasers. The Company’s near-infrared optics business manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments and laser gain materials and products for solid-state YAG and YLF lasers at the Company’s VLOC subsidiary. The Company’s military infrared optics business manufactures infrared products for military applications under the Exotic Electro-Optics (EEO) brand name. In the Company’s Compound Semiconductor Group, the eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray sensor products and materials for use in medical, industrial, environmental, scientific and homeland security applications; the Company’s Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries; Marlow Industries, Inc. designs and manufacturers thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets.

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the Company’s ability to successfully integrate Marlow’s operations into the Company’s organization and to realize synergies in material growth and utilization of our worldwide manufacturing and distribution networks; (ii) the failure of any one or more of the assumptions stated above to prove to be correct; (iii) the risks relating to forward-looking statements and other “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004; (iv) purchasing patterns from customers and end-users; (v) timely release of new products, and acceptance of such new products by the market; (vi) the introduction of new products by competitors and other competitive responses; and/or (vii) the Company’s ability to devise and execute strategies to respond to market conditions.

CONTACT: Craig A. Creaturo, Chief Financial Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.

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II-VI Incorporated and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

(000 except per share data)

	Three Months Ended June 30,
	2005	2004
Revenues

Net sales	$54,162	$40,663
Contract research and development	2,845	2,327

	57,007	42,990

Costs, Expenses & Other (Income) Expense

Cost of goods sold	30,739	22,976
Contract research and development	1,859	1,960
Internal research and development	1,805	1,252
Selling, general and administrative	12,507	9,199
Interest expense	373	60
Other expense, net	449	137

	47,732	35,584

Earnings Before Income Taxes	9,275	7,406

Income Taxes	2,445	1,382

Net Earnings	$6,830	$6,024

Diluted Earnings Per Share	$0.23	$0.20

Diluted Shares Outstanding	29,876	29,560

II-VI Incorporated and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

(000 except per share data)

	Year Ended June 30,
	2005	2004
Revenues

Net sales	$184,634	$142,162
Contract research and development	9,406	8,686

	194,040	150,848

Costs, Expenses & Other (Income) Expense

Cost of goods sold	104,877	79,558
Contract research and development	6,787	7,135
Internal research and development	5,847	4,965
Selling, general and administrative	41,895	34,359
Interest expense	945	412
Other (income) expense, net	(261)	2

	160,090	126,431

Earnings Before Income Taxes	33,950	24,417

Income Taxes	9,107	7,080

Net Earnings	$24,843	$17,337

Diluted Earnings Per Share	$0.83	$0.59

Diluted Shares Outstanding	29,909	29,436

II-VI Incorporated and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

($000)

	June 30, 2005	June 30, 2004
Assets

Current Assets
Cash and cash equivalents	$21,675	$21,683
Accounts receivable, net	35,023	25,540
Inventories	44,916	29,201
Deferred income taxes	6,960	4,561
Prepaids and other current assets	2,202	1,595

Total Current Assets	110,776	82,580

Property, Plant & Equipment, net	77,900	62,339
Goodwill	39,537	28,987
Investment	2,249	1,888
Other Intangible Assets, net	16,332	5,852
Other Assets	4,922	2,288

	$251,716	$183,934

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable	$10,073	$8,337
Current portion of long-term debt	3,801	7,550
Other current liabilities	23,048	19,909

Total Current Liabilities	36,922	35,796

Long-Term Debt—less current portion	41,180	7,986

Other Liabilities, primarily deferred income taxes	14,748	8,285

Shareholders’ Equity	158,866	131,867

	$251,716	$183,934

II-VI Incorporated and Subsidiaries

Condensed Segment and Other Selected Financial Information (Unaudited)

($000)

The following segment and other financial information includes segment earnings (defined as earnings before income taxes, interest expense and other income or expense, net) and earnings before interest, income taxes, depreciation and amortization (EBITDA). Management believes segment earnings are a useful performance measure because they reflect the results of segment performance over which management has direct control. Similarly, EBITDA reflects operating profitability before certain non-operating expenses and non-cash charges.

	Three Months Ended June 30,		Year Ended June 30,
Segment Information	2005	2004	2005	2004
Revenues
Infrared Optics	$28,220	$24,230	$101,295	$87,652
Near-Infrared Optics	9,149	7,879	33,917	25,786
Military Infrared Optics	8,339	7,276	27,310	25,322
Compound Semiconductor Group	11,299	3,605	31,518	12,088

Total Revenues	$57,007	$42,990	$194,040	$150,848

Segment earnings (loss)
Infrared Optics	$8,803	$6,423	$32,748	$23,564
Near-Infrared Optics	665	999	2,317	2,350
Military Infrared Optics	773	371	1,046	886
Compound Semiconductor Group	(144)	(190)	(1,477)	(1,969)

Total Segment Earnings	$10,097	$7,603	$34,634	$24,831

	Three Months Ended June 30,		Year Ended June 30,
Other Selected Financial Information	2005	2004	2005	2004
Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$13,356	$9,858	$47,600	$34,461

Cash paid for capital expenditures	$7,447	$3,840	$19,141	$12,729

Net borrowings (payments) on indebtedness	$3,435	$(2,387)	$29,475	$(8,423)

II-VI Incorporated and Subsidiaries

Condensed Segment and Other Selected Financial Information (Unaudited) (cont.)

($000)

Reconciliation of Segment Earnings and EBITDA

to Earnings Before Income Taxes

	Three Months Ended June 30,		Year Ended June 30,
	2005	2004	2005	2004
Total Segment Earnings	$10,097	$7,603	$34,634	$24,831
Interest expense	373	60	945	412
Other (income) expense, net	449	137	(261)	2

Earnings before income taxes	$9,275	$7,406	$33,950	$24,417

EBITDA	$13,356	$9,858	$47,600	$34,461
Interest expense	373	60	945	412
Depreciation and amortization	3,708	2,392	12,705	9,632

Earnings before income taxes	$9,275	$7,406	$33,950	$24,417

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